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                                                                 Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                       Three Months Ended
                                                            March 31,
                                                       1995          1994
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                            $ 97,529      $ 83,627
  Interest expense                                    122,065        90,402
  Implicit interest in rents                            3,399         3,087

Total earnings                                       $222,993      $177,116

Fixed charges:

  Interest expense                                   $122,065      $ 90,402
  Implicit interest in rents                            3,399         3,087

Total fixed charges                                  $125,464      $ 93,489


Ratio of earnings to fixed charges                       1.78          1.89
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